Exhibit 99.1

Contact:

Investor Relations

212-479-3140

NEW SENIOR ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

NEW YORK — February 26, 2015 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today its results for the quarter and full year ended December 31, 2014.

4Q & 2014 BUSINESS HIGHLIGHTS

•	Completed spin-off from Newcastle Investment Corp. on November 6th

•	Completed $315 million of acquisitions during 2014

•	Acquired one assisted living/memory care (“AL/MC”) property for $16 million in December

•	Announced agreement to acquire 17 private pay independent living (“IL-only”) properties for $435 million in December

4Q FINANCIAL HIGHLIGHTS

•	Total net operating income (“NOI”) of $38.7 million for 4Q 2014 compared to $10.8 million for 4Q 2013

•	Normalized Funds from Operations (“NFFO”) of $17.3 million, or $0.26 per diluted share

•	AFFO of $12.9 million, or $0.19 per diluted share

•	Announced first quarterly dividend of $0.23 per share, or $15.3 million

•	Net loss of ($13.3) million, or ($0.20) per diluted share

FOURTH QUARTER RESULTS

Normalized FFO for the quarter ended December 31, 2014 was $17.3 million, or $0.26 per diluted share. AFFO for the quarter ended December 31, 2014 was $12.9 million, or $0.19 per diluted share. Net income (loss) for the quarter ended December 31, 2014 was ($13.3) million, or ($0.20) per diluted share.

Dollars in thousands	For the Quarter Ended December 31, 2014
	Amount	Per Share
Non-GAAP(1)
NOI	$38,671	—
FFO	15,313	$0.23
Normalized FFO	17,285	$0.26
AFFO	12,873	$0.19
GAAP
Net loss	(13,284)	($0.20)
Weighted average diluted shares outstanding	66,404

(1)	See end of press release for reconciliation of non-GAAP measures to net loss.

ACQUISITION ACTIVITY

During 2014, New Senior completed $315 million of primarily private pay senior housing acquisitions at an expected blended initial NOI yield of approximately 7.5%. The 16 acquired properties include ten AL/MC properties, four continuing care retirement communities (“CCRC”) and two dedicated IL-only properties. Ten of these properties were added to the Company’s managed portfolio, and the remaining six were integrated into the Company’s triple net lease portfolio.

During the fourth quarter, the Company acquired one AL/MC property for $16 million. The property was added to the Company’s managed portfolio.

In December, New Senior also announced an agreement to acquire 17 IL-only properties for approximately $435 million. The transaction is expected to close by the end of March 2015 and the properties are expected to be added to the Company’s managed portfolio.

In January 2015, the Company acquired four IL-only properties for approximately $36 million. The properties were added to the Company’s managed portfolio.

DIVIDEND

On December 19, 2014, New Senior’s Board of Directors declared a quarterly dividend of $0.23 per share, or $15.3 million, payable to shareholders of record on January 2, 2015. This dividend was paid on January 30, 2015.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on February 26, 2015 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (855) 734-8393 (from within the U.S.) or (970) 315-0985 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Senior Fourth Quarter Earnings Call.” A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, March 26, 2015 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside the U.S.); please reference access code “87722933.”

ABOUT NEW SENIOR

New Senior is a real estate investment trust focused on investing in senior housing properties across the United States. The Company is one of the largest owners of senior housing properties and currently owns 104 properties in 28 states. New Senior is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain items in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements regarding our ability to complete acquisitions and the timing thereof, and the expected NOI yield of completed acquisitions. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of trends and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, which is, or will be, available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets (Successor)

(dollars in thousands, except per share data)

	December 31,
	2014	2013
Assets
Real estate investments:
Land	$138,799	$102,064
Buildings, improvements and other	1,500,130	1,271,364
Accumulated depreciation	(56,988)	(10,526)

Net real estate property	1,581,941	1,362,902

Acquired lease and other intangible assets	178,615	123,063
Accumulated amortization	(79,021)	(22,174)

Net real estate intangibles	99,594	100,889

Net real estate investments	1,681,535	1,463,791
Cash and cash equivalents	226,377	30,393
Receivables and other assets, net	58,247	13,432
Deferred financing costs, net	36,206	41,979

Total Assets	$2,002,365	$1,549,595

Liabilities and Equity
Liabilities
Mortgage notes payable	$1,259,430	$1,077,172
Due to affiliates	6,882	5,894
Accrued expenses and other liabilities	72,241	58,694
Dividends payable	15,276	—

Total Liabilities	1,353,829	1,141,760

Equity
Preferred Stock $0.01 par value, 100,000,000 shares authorized and none outstanding as of December 31, 2014	—	—
Common stock $0.01 par value, 2,000,000,000 shares authorized, 66,415,415 shares issued and outstanding as of December 31, 2014	664	—
Additional paid-in capital	672,587	407,835
Accumulated deficit	(24,715)	—

Total Equity	648,536	407,835

Total Liabilities and Equity	$2,002,365	$1,549,595

Consolidated (Successor) Statements of Operations

(dollars in thousands, except per share data)

	For the Quarter Ended	For the Year Ended December 31,
	December 31, 2014	2014	2013
	(unaudited)
Revenues
Resident fees and services	$43,706	$156,993	$83,218
Rental revenue	26,676	97,992	1,918

Total revenues	70,382	254,985	85,136

Expenses
Property operating expense	31,711	112,242	59,726
Depreciation and amortization	28,597	103,279	26,933
Interest expense	15,494	57,026	10,589
Acquisition, transaction and integration expense	1,972	14,295	13,294
Management fee to affiliate	2,706	8,470	1,796
General and administrative expense	4,363	7,416	2,188
Other income	—	(1,500)	—

Total expenses	$84,843	$301,228	$114,526

Loss before income taxes	(14,461)	(46,243)	(29,390)
Income tax benefit (expense)	1,177	(160)	(656)

Net Loss	$(13,284)	$(46,403)	$(30,046)

Loss Per Share of Common Stock
Basic and diluted	$(0.20)	$(0.70)	$(0.45)
Weighted Average Number of Shares of Common Stock - Basic and diluted	66,404,051	66,400,914	66,399,857

Consolidated (Successor) Statements of Cash Flows

(dollars in thousands)

	For the Quarter Ended	For the Year Ended December 31,
	December 31, 2014	2014	2013
	(unaudited)
Cash Flows From Operating Activities
Net loss	$(13,284)	$(46,403)	$(30,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	28,716	103,398	26,933
Amortization of deferred financing fees	2,188	8,331	896
Amortization of deferred community fees	(436)	(1,420)	(404)
Amortization of premium on mortgage notes payable	215	850	344
Non cash straight line rent	(6,898)	(25,932)	(522)
Change in fair value of contingent consideration	—	(1,500)	—
Changes in:
Receivables and other assets, net	2,865	(5,131)	(8,773)
Due to affiliates	(5,345)	989	4,011
Accrued expenses and other liabilities	(7,420)	13,429	50,093

Net cash provided by operating activities	$601	$46,611	$42,532

Cash Flows From Investing Activities
Acquisition of real estate investments	$(15,691)	$(314,935)	$(1,249,167)
Capital expenditures	(2,712)	(8,538)	(3,502)
Funds reserved for future capital expenditures	(2,512)	(3,530)	—
Deposits paid for investments	(4,700)	(4,855)	(505)

Net cash used in investing activities	$(25,615)	$(331,858)	$(1,253,174)

Cash Flows From Financing Activities
Proceeds from mortgage notes payable	$115,000	$195,144	$904,509
Principal payments of mortgage notes payable	(3,794)	(13,736)	(746)
Payment of deferred financing costs	(1,590)	(2,557)	(40,625)
Contributions	213,743	461,218	397,015
Distributions	(114,659)	(158,980)	(28,838)
Issuance of common stock and exercise of options	142	142

Net cash provided by financing activities	$208,842	$481,231	$1,231,315

Net Increase in Cash and Cash Equivalents	183,828	195,984	20,673
Cash and Cash Equivalents, Beginning of Period	42,549	30,393	9,720

Cash and Cash Equivalents, End of Period	$226,377	$226,377	$30,393

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$12,906	$45,026	$9,252
Cash paid during the period for income taxes	187	1,357	899
Supplemental Schedule of Non-Cash Investing and Financing Activities
Assumption of mortgage notes payable at fair value	$—	$—	$43,128
Issuance of seller financing for acquisition at fair value	—	—	9,407
Recognized contingent consideration at fair value	—	50	1,500
Common stock dividend declared but not paid	15,276	15,276	—
Issuance of common stock and exercise of options	23	23	—

Reconciliation of NOI

(dollars in thousands)

For the Quarter Ended December 31, 2014
Revenue	$70,382
Property operating expense	(31,711)

NOI	38,671
Depreciation and amortization	(28,597)
Interest expense	(15,494)
Acquisition, transaction and integration expense	(1,972)
Management fee to affiliate	(2,706)
General and administrative expense	(4,363)
Income tax benefit	1,177

Net Loss	($13,284)

Reconciliation of FFO, Normalized FFO and AFFO

(dollars in thousands, except per share data)

For the Quarter Ended December 31, 2014
Net loss	($13,284)
Adjustments:
Depreciation and amortization	28,597

FFO	15,313
Acquisition, transaction and integration expense	1,972

Normalized FFO	$17,285
Normalized FFO per diluted share	$0.26

Straight-line rent	(6,898)
Amortization of deferred financing costs	2,188
Amortization of premium on mortgage notes payable	216
Amortization of deferred community fees and other(1)	82

AFFO	$12,873
AFFO per diluted share	$0.19

Weighted average diluted shares outstanding	66,404

(1)	Includes net change in deferred community fees, above/below market lease amortization and other non-cash GAAP adjustments.

The table above sets forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure. A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure.

We believe that net income, as defined by GAAP, is the most appropriate earnings measurement. However, we consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance.

We believe that Normalized Funds from Operations, or Normalized FFO, is useful because it allows investors, analysts and our management to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences caused by period specific items and events such as transaction costs. In addition, we believe Adjusted Funds from Operations, or AFFO, is useful as a supplemental measure of our ability to fund dividend payments.

The non-GAAP financial measures we present may not be identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. You should not consider these measures as alternatives to net income (determined in accordance with GAAP) as indicators of our financial performance or as alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of our liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine these measures in conjunction with net income as presented in our Consolidated Financial Statements.